EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 28, 2016, with respect to the consolidated financial statements and the related financial statement schedule included in the Annual Report of MFRI, Inc. and subsidiaries on Form 10-K for the year ended January 31, 2016. We hereby consent to the incorporation by reference of said report in Registration Statements of MFRI, Inc. and subsidiaries on Forms S‑3 (File No. 333-21951, effective August 13, 1997; File No. 333-44787, effective January 23, 1998; and File No. 333-139432, effective December 18, 2006) and on Forms S‑8 (File No. 333-08767, effective July 25, 1996; File No. 333-121526, effective December 22, 2004; File No. 333-130517, effective December 20, 2005; File No. 333-182144, effective June 15, 2012; File No. 333-186055, effective January 16, 2013, and File No. 333-190241, effective July 30, 2013).

/s/ GRANT THORNTON LLP

Chicago, Illinois
April 28, 2016